DATED
------------
JOINT VENTURE SHAREHOLDERS' AGREEMENT

among

HYDE RESOURCES LTD
and

SKY PETROLEUM UK LIMITED

and

SO VENTURES LTD
and

SKY PETROLEUM, INC.

CONTENTS

CLAUSE

1.	Interpretation 1

2.	Business of the JVC 6

3.	Commercialization 9

4.	Matters requiring consent of shareholders 9

5.	Directors and management 9

6.	Finance for the JVC 11

7.	Restrictions on the parties 12

8.	Anti-corruption 13

9.	Business Plan 14

10.	Accounting and other information 15

11.	Dividend policy 16

12.	Tax matters 16

13.	Deadlock resolution 16

14.	Transfer of shares 17

15.	Valuation 18

16.	Termination and liquidation 19

17.	Status of the agreement 20

18.	Confidentiality 21

19.	Announcements 23

20.	Warranties 23

21.	Further assurance 24

22.	Assignment and other dealings 24

23.	Entire agreement 24

24.	Variation and waiver 24

25.	Costs 25

26.	No partnership or agency 25

27.	Notices 25

28.	Severance 27

29.	Third party rights 27

30.	Counterparts 28

31.	Rights and remedies 28

32.	Inadequacy of damages 28

33.	Language 28

34.	Governing law and jurisdiction 29

35.	Guarantee and indemnity 29

SCHEDULE

SCHEDULE 1	MATTERS RESERVED FOR SHAREHOLDER APPROVAL 32

SCHEDULE 2	DEED OF ADHERENCE 33

THIS AGREEMENT is dated ______, October 2013
PARTIES

(1)	HYDE RESOURCES LTD. incorporated and registered in Northern Ireland with company number NI621025 whose registered office is at 8 Ballycrochan Park, Bangor, County Down, United Kingdom BT19 7LH (JVC);

(2)	SKY PETROLEUM UK LIMITED incorporated and registered in England and Wales with company number 08719401 whose registered office is at 20-22 Bedford Row, London, United Kingdom WC1R 4JS (SJV HOLDING);

(3)
SO VENTURES LTD incorporated and registered in Northern Ireland with company number NI620991 whose registered office is at 8 Ballycrochan Park, Bangor, County Down United Kingdom BT19 7LH (OJV HOLDING); and

(4)
SKY PETROLEUM, INC. incorporated and registered in Nevada with commission file number 333-99455 whose registered office is at 401 Congress Avenue, Suite 1540, Austin, Texas, United States of America (SKY).

BACKGROUND

(A)
HYDE RESOURCES LTD. is a newly formed company incorporated in Northern Ireland with company number NI621025 whose registered office is at 8 Ballycrochan Park, Bangor, County Down, United Kingdom BT19 7LH and which, at the date of this agreement, has Four Hundred ordinary shares of £1 each in issue, Three Hundred shares held by SJV Holding and One Hundred shares held by OJV Holding.

(B)	The JVC shall carry on business in accordance with the terms and conditions of this agreement.

(C)	SJV Holding and OJV Holding shall exercise their rights in relation to the JVC in accordance with the terms and conditions of this agreement.

(D)	SKY is a party to this agreement to guarantee the obligations of JVC on the terms set out in this agreement.
AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.
Act: the Companies Act 2006.
Adequate Procedures: adequate procedures, as referred to in section 7(2) of the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 (FCPA) and any guidance issued by the Secretary of State under section 9 of the Bribery Act 2010 and regulations issued under the FCPA, as applicable.
Area of Interest: initially Northern Ireland for Phase I the Parties will investigate and evaluate other areas in Ireland, including Southern Ireland, as warranted.
Articles: the new articles of association of the JVC in agreed form as amended or superseded from time to time.
Associated Person: in relation to a company, a person (including an employee, agent or subsidiary) who performs services for or on behalf of that company.
Board: the board of directors of the JVC as constituted from time to time.
Business: has the meaning given in clause 2.
Business Day: any day other than a Saturday, Sunday or public holiday in England and Ireland when banks in the City of London and the City of Belfast, respectively, are open for business.
Business Plan: has the meaning given in clause 9.
Chairmen Resolution Period: has the meaning given in clause 13.4.
Commercialization: the first regular shipment of oil (hydrocarbons in a liquid state, including but not limited to, crude oil, natural gas liquids and condensates) and/or gas (natural gas, both associated and non-associated, and all of its constituent elements and all non-hydrocarbon substances therein, including liquefied petroleum gas) from the Area of Interest pursuant to a Development Plan.
Confidential Information: has the meaning given in clause 18.
Deadlock Notice: has the meaning given in clause 13.2.
Deed of Adherence: the deed of adherence in the form set out in Schedule 2.
Development: Commercialization of a Discovery in accordance with a Development Plan.
Development Plan: a plan submitted by SJV Holding or its designated affiliate to JVC’s Board of Directors proposing (i) exploration activities to be carried out in respect of the relevant Discovery, including details of geological structure and hydrocarbon occurrence and stratigraphy; (ii) estimated volumes of oil and/or gas initially in place and the quantity estimated to be recoverable; (iii) details of the facilities or structures and any other works are proposed to be constructed or carried out during Commercialization; (iv) forecast expenditure and cash flow of both capital and operating expenses; and (v) a Development Plan budget.
Director: a director of the JVC.
Discovery: means any discovery of accumulations of oil (hydrocarbons in a liquid state, including but not limited to, crude oil, natural gas liquids and condensates) and/or gas (natural gas, both associated and non-associated, and all of its constituent elements and all non-hydrocarbon substances therein, including liquefied petroleum gas) in the Area of Interest that after testing in accordance with sound and accepted international petroleum industry practices, SJV Holding has determined, to be capable of Commercialization in accordance with a Development Plan.
Electronic form: has the meaning given in section 1168 of the Act.
Eligible Director: any Eligible SJV Holding Director or Eligible OJV Holding Director (as the case may be).
Eligible SJV Holding Director: an SJV Holding Director who would be entitled to vote on the matter at a meeting of the Board (but excluding any SJV Holding Director whose vote is not to be counted in respect of the particular matter).
Eligible OJV Holding Director: a OJV Holding Director who would be entitled to vote on the matter at a meeting of the Board (but excluding any OJV Holding Director whose vote is not to be counted in respect of the particular matter).
Encumbrance: includes any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect.
Exploration: the exploration for oil (hydrocarbons in a liquid state, including but not limited to, crude oil, natural gas liquids and condensates) and/or gas (natural gas, both associated and non-associated, and all of its constituent elements and all non-hydrocarbon substances therein, including liquefied petroleum gas) in the Area of Interest, including, without limitation, geological, geophysical and other surveys and studies, the review, processing and analysis of data, the drilling of exploratory wells, associated planning, design, administrative, engineering, construction and maintenance operations and all other related operations and activities related to a Discovery and development of a Development Plan.
Financial Year: in relation to the JVC, means its accounting reference period of 12 months ending on the date given in clause 2.13(j) or such other date as the JVC may determine in accordance with section 392 of the Act but, in the first year in which the JVC is formed, means the period starting with the day the JVC is formed and ending on the date given in clause 2.13(j), subject to the Act.
Force Majeure: means an event that causes delay in performance or any non-performance by a Party of its obligations under this agreement caused by circumstances beyond the control and without the fault or negligence of the said Party, including but not limited to, acts of God or the public enemy, extreme weather conditions, mechanical failure, perils of navigations, fire, hostilities, war (declared or undeclared), rebellion, revolution, commotion, contamination by radioactivity from nuclear fuel or waste, blockage, labor disturbances, strikes, riots, insurrections, quarantine restrictions, epidemics, earthquakes, or accidents.
Group: in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company; and each company in a Group is a member of the Group.
holding company: has the meaning given in clause 1.10.
JVC Development Company: one or more wholly owned subsidiary companies organized by JVC for the purposes of conducting Exploration, Discovery and Commercialization of JVC Projects.
JVC Projects: each drilling programme or project conducted by the JVC in the Area of Interest.
Licence(s): the license(s) granted to the JVC for the exploration and commercial production of oil and gas in Ireland pursuant to applicable laws and regulations.
OJV Holding Director: any director appointed to the Board by OJV Holding.
OJV Holding Share: ordinary shares of £1 in the capital of the JVC, each designated as an OJV Holding Share.
Operating Agreement: the bona fide arms’ length agreement governing the structure, operation and management of one of more JVC Projects to be operated by SJV Holding, directly or through holding companies, on terms customary in the industry for such operating agreements.
Parties: JVC, SJV Holding and OJV Holding.
parties: SJV Holding and OJV Holding.
Permitted Encumbrances: any Encumbrance on Shares permitted in clause 6.6.
Permitted Holders: holders of ordinary shares of JVC issued by JVC as permitted in clause 6.8.
Permitted Shares: Shares issued to equity investors in bonafide arms-length transactions as permitted in clause 6.8.
Permitted Transfers: transfers of SJV Holding Shares and/or OJV Holding Shares to affiliates of SJV Holding and/or OJV Holding, as applicable, permitted pursuant to clause 14.
Reserved Matters: the matters listed in Schedule 1.
Respective Proportions: in relation to a party, the proportion which the number of shares held by that party in the JVC bears to the total number of issued shares of the JVC.
Shareholders: the holders of Shares in the JVC.
Shares: the ordinary shares of JVC, which include the SJV Holding Shares and OJV Holding Shares, together with ordinary shares issued by JVC to Permitted Holders in issue from time to time.
SJV Holding Director: any director appointed to the Board by SJV Holding.
SJV Holding Share: ordinary shares of £1 in the capital of the JVC, each designated as a SJV Holding Share.
subsidiary: has the meaning given in clause 1.10.
Tax Act 2010: the Corporation Tax Act 2010.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5
A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors and permitted assigns.

1.9	A reference to any party or Party shall include the personal representatives, successors and permitted assigns of that party or Party as applicable.

1.10
A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Act and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a)	another person (or its nominee), by way of security or in connection with the taking of security; or

(b)	its nominee.
In the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, section 1159 of the Act shall be amended so that: (a) references in sections 1159(1)(a) and (c) to voting rights are to the members' rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (b) the reference in section 1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights.

1.11
A reference to writing or written includes faxes but no other electronic form, save for the purposes of clause 5.5 to clause 5.11, where a reference to writing or written includes electronic forms and the sending or supply of notices in electronic form.

1.12
Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.13	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.14	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.15
A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time, provided that, as it affects any of the Parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party.

1.16	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.17
Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.18	Any obligation on a Party not to do something includes an obligation not to allow that thing to be done.

1.19	Unless the context requires otherwise, words and expressions defined in the Articles shall have the same meaning when used in this agreement.

1.20
JVC shall be responsible for each wholly owned subsidiary thereof whose affairs shall be conducted in accordance with the provisions of this agreement as if a Party thereto and references to JVC shall be construed accordingly.

2.	BUSINESS OF THE JVC

2.1
The business of the JVC is to obtain one or more Licenses and to conduct technical, environmental and exploration due diligence; raise capital and commence into one or more JVC Projects for the purposes of conducting Exploration, Development and Commercialization of oil and gas in the Area of Interest (Business).

2.2	Each Party shall use its reasonable endeavours to promote and develop the Business to the best advantage of the JVC.

2.3
The Parties agree to jointly use commercially reasonable efforts to jointly identify and secure property, rights and concession interest in the Area of Interest, including licenses, permits, regulatory and governmental approvals in oil and gas projects.

2.4	The Parties will negotiate ancillary agreements, as may be appropriate for the Business.

2.5
The Parties will jointly determine the capital requirements of each JVC Project and use commercially reasonable efforts to obtain capital to fund (in accordance with the terms of this agreement) the working capital and capital requirements of such JVC Project.

2.6	The Parties agree that SJV Holding or its designee will serve as the operator for the JVC Projects under the terms of a commercially reasonable Operating Agreement.

2.7
The legal and tax structure of each JVC Project will be determined by the parties in consultation with their tax, legal and accounting advisors.  The parties will use commercially reasonable efforts to structure the Joint Venture Business in a tax efficient manner. The parties may restructure JVC and its Business, after consultation with their tax, legal and accounting advisors, in a commercially reasonable manner to comply with and increase efficiencies under applicable tax, business and regulatory laws, regulations and requirements.

2.8	The parties shall procure that except as required by this clause 2, the JVC shall not carry on any trade or business or be engaged in any activities of any sort nor have any assets or liabilities.

2.9
SJV Holding undertakes to OJV Holding that, subject to Force Majeure, the SJV Holding Business shall be maintained and conducted in the usual course of business without any material interruption or alteration in the nature, scope or manner of the business and so as to maintain the same as a going concern.

2.10
SJV Holding undertakes to OJV Holding and JVC that, subject to Force Majeure, SJV Holding shall advance (as loans to JVC to be repaid from the revenues of JVC Projects) reasonable business costs and general and administrative expenses of JVC in connection with the procurement of the Licenses.

2.11
SJV Holding undertakes to OJV Holding and JVC that SJV Holding will use commercially reasonable efforts to advance through loans or identify and secure appropriate funding on commercially reasonable terms from bona fide arms’ length third party lenders for JVC to advance the Business through to Discovery.

2.12
OJV Holding undertakes to SJV Holding that it will use commercially reasonable efforts to identify and secure property, rights, concession interest and Licenses in the Area of Interest, including licenses, permits, regulatory and governmental approvals in oil and gas projects in compliance with applicable law.

2.13	The parties shall procure that such shareholder and board meetings of the JVC are held as may be necessary to:

(a)	adopt the Articles in agreed form;

(b)	give the directors the authority to allot the SJV Holding Shares and OJV Holding Shares in accordance with clause 2.14 and clause 2.15;

(c)	change the JVC's name if the parties agree to do so;

(d)
appoint (i) Mark Panayiotis Mariano Rachovides and (ii) Karim Jobanputra and (iii) a further person to be appointed by SJV Holding, as SJV Holding Directors and Terence Brannigan as OJV Holding Director and Karim Jobanputra as chairman. SJV Holding designee shall be Managing Director and SJV Holding designee shall be Finance Director;

(e)	appoint, as applicable, Ossie Kilkenny as OJV Holding observer to attend meetings of the Board in accordance with clause 5.4;

(f)	appoint an SJV Holding designee as secretary of the JVC;

(g)	resolve that the registered office of the JVC shall be at 20-22 Bedford Row, London, United Kingdom WC1R 4JS;

(h)	facilitate the Board’s appointment of the auditors of the JVC;

(i)	appoint the principal bankers to the JVC; and

(j)	resolve that the JVC's Financial Year shall end on December 31 in each year.

2.14
The parties shall procure that JVC shall issue credited as fully paid Three Hundred SJV Holding Shares to SJV Holding and enter SJV Holding in the register of members of the JVC as the holder of such SJV Holding Shares and issue a share certificate to SJV Holding in respect of all such shares.

2.15
The parties shall procure that JVC shall issue credited as fully paid One Hundred OJV Holding Shares to OJV Holding and enter OJV Holding in the register of members of the JVC as the holder of such OJV Holding Shares and issue a share certificate to OJV Holding in respect of all such shares.

2.16
The parties waive, or agree to procure the waiver of, any rights or restrictions which may exist in the articles of association of the JVC or otherwise which may prevent the allotment and issue of the shares in the JVC pursuant to clause 2.14 and clause 2.15.

2.17	The parties shall procure that the JVC will not enter into any arrangement, contract or transaction outside the normal course of the Business or otherwise than on bonafide arm’s length terms.

3.	COMMERCIALIZATION

3.1
The JVC shall diligently carry out the Business, directly or through one or more JVC Development Companies, in accordance with the Business Plan and this agreement in order to identify opportunities that will maximise returns to shareholders from the JVC Projects.

3.2
At such times as opportunities for Commercialization are identified, SJV Holding shall, in relation to each opportunity and subject to Force Majeure, negotiate the terms of any agreement for Commercialization in good faith, on terms customary and appropriate for such agreements.

4.	MATTERS REQUIRING CONSENT OF SHAREHOLDERS
Each party shall procure that the JVC shall not, without the prior written approval of all Shareholders, carry out any of the Reserved Matters.

5.	DIRECTORS AND MANAGEMENT

5.1	The Board has responsibility for the supervision and management of the JVC and its Business, subject to clause 4.

5.2
There shall be a minimum number of Five directors on the Board made up of Three SJV Holding Directors appointed by SJV Holding and Two OJV Holding Directors appointed by OJV Holding, at its election. The size of the Board may be increased from time-to-time, provided that SJV Holding will be entitled to nominate one additional director for each new SJV Holding Director appointed so that at all times SJV Holding Directors will constitute a majority of the Board.

5.3
The post of chairman of the Board shall be held by an SJV Holding Director. The chairman shall have a casting vote. If the chairman for the time being is unable to attend any meeting of the Board, SJV Holding shall be entitled to appoint another SJV Holding Director to act as chairman at the meeting.

5.4
If OJV Holding elects not to appoint any OJV Holding Directors, for so long as OJV Holding holds 10% of the Shares in issue, it shall have the right to appoint a representative to attend as an observer at each and any meeting of the Board and at each and any meeting of any committee of the Board.

5.5
A party may appoint a director, and remove a director whom it appointed, by giving notice in writing to the JVC and the other party, and to the director being removed, in the case of removal of a director. The appointment or removal takes effect on the date on which the notice is received by the JVC or, if a later date is given in the notice, on that date. Each party will consult with the other prior to any appointment or removal of a director.

5.6	The party removing a director shall indemnify and keep indemnified the JVC against any claim connected with the director's removal from office.

5.7	The parties intend there to be a meeting of the Board at least Four times each year to be held at the principal offices of JVC or at such other location as may be designated by the chairman.

5.8	The chairman may, and at the request of two or more directors, the secretary shall, call a meeting of the Board.

5.9
The parties shall ensure that at least seven Business Days' notice of a meeting of the Board is given to all directors entitled to receive notice and any board observer appointed in accordance with clause 5.4 above accompanied by:

(a)	an agenda specifying in reasonable detail the matters to be raised at the meeting or the committee meeting; and

(b)	copies of any papers to be discussed at the meeting or the committee meeting.

5.10	A shorter period of notice of a meeting of the Board may be given if at least one SJV Holding Director and one OJV Holding Director agree in writing.

5.11	Matters not on the agenda, or business conducted in relation to those matters, may not be raised at a meeting of directors unless all the directors present at the meeting agree in writing.

5.12
The quorum at any meeting of the Board (including adjourned meetings) is a majority of the directors, including at least one Eligible SJV Holding Director (or his alternate) and one Eligible OJV Holding Director (or his alternate).

5.13	No business shall be conducted at any meeting of directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.

5.14
If a quorum is not present within 30 minutes of the time specified for a directors' meeting in the notice of the meeting then it shall be adjourned for Two Business Days at the same time and place. The notice of adjourned meeting shall (unless the parties agree in writing otherwise) contain a statement that failure to attend the adjourned meeting may result in the exercise of the deadlock procedure set out in clause 13.

5.15
The parties shall use their respective reasonable endeavours to ensure that any meeting of the Board (or meeting of a committee of the Board) and every general meeting of the JVC has the requisite quorum.

5.16
A meeting of directors shall be adjourned to another time or date at the request of all the SJV Holding Directors or all the OJV Holding Directors present at the meeting. No business may be conducted at a meeting after such a request has been made. No more than one such adjournment may be made in respect of a meeting.

6.	FINANCE FOR THE JVC

6.1
The parties agree that, subject to clause 2.10, clause 2.11 and this clause 6, the JVC shall be financed, if it requires any additional finance, and so far as practicable, from external funding sources and on terms to be approved by the Board. The Parties agree that any security required in relation to such external funding shall, if possible, be provided by the JVC.

6.2
OJV Holding acknowledges that the Board as constituted in accordance with this agreement shall, in its absolute discretion, set and determine on behalf of JVC all outgoings including but not limited to costs, expenses, debts and capital expenditure to be incurred by JVC in the Business and in discharging its duties and obligations in connection with this agreement.

6.3
Without prejudice to the foregoing, SJV Holding undertakes to advance through loans or use commercially reasonable efforts to identify and secure loans or advancements from bona fide arms’ length third party lenders, in each case on commercially reasonable terms (to be repaid from the revenues of JVC Projects) to JVC to fund reasonable business costs and general and administrative expenses of JVC and those aspects of the Business involving Exploration through to a Discovery and delivery of a Development Plan. For the avoidance of doubt, SJV Holding shall not be obliged to make advances or loans in the absence of Board approval or in the event of a Force Majeure.

6.4
Without prejudice to clause 2.10 and clause 2.11 the Parties agree that the JVC may, subject to approval by the Board, arrange or procure for working capital, Exploration and/or Development purposes: (a) loan facilities; (b) project financing facilities; or (c) structured financing arrangements (each, a Facility) with one or more commercial banks or financial institutions (each, a Bank) as the Board may reasonably determine. The Parties agree that any security or collateral required in relation to such external funding shall, if possible, be provided by JVC, but in any event without recourse to either SJV Holding and/or OJV Holding. Without prejudice to the foregoing, following Discovery, SJV Holding and OJV Holding shall each be entitled to provide funding for JVC to advance the Business on the same terms as the commercial banks.

6.5	Any Facility shall be provided on the basis that the Bank will not acquire the right to participate in the share capital of the JVC or otherwise in the JVC's business.

6.6
The Parties agree that JVC will fund Development of any Discovery on a JVC Project in accordance with a Development Plan through: (a) external funding, including Facilities, issuance of bonds, notes and other debt instruments and loans by SJV Holding and/or OJV Holding on commercially reasonable terms; (b) bona fide arms’ length farm-in, royalty or other earn-in arrangements; or (c) the sale of equity interests or other securities in the JVC Development Company formed for the purpose of Development of the Discovery, on commercial terms reasonably acceptable to the Board.

6.7
To the extent that Development cannot be funded from external funding as referred to in clause 6.6, the parties agree that they shall provide finance in their Respective Proportions to JVC on terms to be agreed between the parties; provided however, that either party may pledge, encumber, escrow or otherwise secure its Shares as security for any borrowings to a bona fide arms’ length lenders for the sole purpose of funding its Respective Proportion obligations under this clause 6.7 (Permitted Encumbrance). The only sanction for a failure by OJV Holding to provide finance in accordance with the terms of this clause 6.7 shall be a pro rata reduction in its shareholding in JVC.

6.8
To the extent that Development cannot be funded from external funding or the parties otherwise agree to fund Discovery or Development through issuance of share capital of JVC, the Board may authorize the issuance of Shares (Permitted Shares) to Permitted Holders in bona fide arms-length transactions, subject to clause 14.

7.	RESTRICTIONS ON THE PARTIES

7.1
Neither party nor any of its subsidiaries shall (unless otherwise agreed in writing by the other party and the JVC), during the times specified below, carry on or be employed, engaged or interested in any business in the Area of Interest which would be in competition with any part of the Business, including any developments in the Business after the date of this agreement. The times during which the restrictions apply are:

(a)	any time when the party in question is a Shareholder; and

(b)	for a period of Thirty-six months after the party in question ceases to be a Shareholder.

7.2
Neither party nor any of its subsidiaries shall, in the same Area of Interest and during the times specified below, deal with or seek to interfere with the JVC business relations with any person that is, or was within the previous 12 months, a client or customer of the JVC or, where the party is no longer a Shareholder, any person that was a client or customer of the JVC at any time during the period of 12 months immediately preceding the party in question ceasing to be a Shareholder. The times during which the restrictions apply are:

(a)	any time when the party in question is a Shareholder; and

(b)	for a period of Thirty-six months after the party in question ceases to be a Shareholder.

7.3
Neither party nor any of its subsidiaries shall, during the times specified below, offer employment to, enter into a contract for the services of, or attempt to solicit or seek to entice away from the JVC any individual who is at the time of the offer, or attempt, a director, officer or employee holding an executive or managerial position with the JVC or procure or facilitate the making of any such offer or attempt by any other person. The times during which the restrictions apply are:

(a)	any time when the party in question is a Shareholder; and

(b)	for a period of Thirty-six months after the party in question ceases to be a Shareholder.

7.4
Neither party nor any of its subsidiaries shall, during the times specified below, solicit or endeavour to entice away from the JVC any supplier who supplies, or has supplied within the previous 12 months, goods and/or services to the JVC or, where the party is no longer a Shareholder, any supplier who has supplied goods and/or services to the JVC at any time during the period of 12 months immediately preceding the party in question ceasing to be a Shareholder if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the JVC. The times during which the restrictions apply are:

(c)	any time when the party in question is a Shareholder; and

(d)	for a period of Thirty-six months after the party in question ceases to be a Shareholder.

7.5
The undertakings in this clause are given by each party to the other and to the JVC and apply to actions carried out by each party (or any of its subsidiaries) in any capacity and whether directly or indirectly, on the party's (or subsidiary's) own behalf, on behalf of any other person or jointly with any other person.

7.6	Nothing in this clause prevents a party or any of its subsidiaries from holding for investment purposes only:

(a)	any units of any authorised unit trust; or

(b)	not more than five% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of the Financial Services and Markets Act 2000).

7.7	Each of the covenants in this clause is considered fair and reasonable by the parties.

7.8	Each party shall procure that its subsidiaries comply with the terms of this clause.

8.	ANTI-CORRUPTION

8.1	Each party undertakes to the other party that:

(c)
it will not, and will procure that the JVC will not, in the course of the operation of the Business, engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 and applicable provisions under the FCPA;

(d)
it has and will maintain in place, and will procure that the JVC has and will maintain in place, Adequate Procedures designed to prevent any Associated Person from undertaking any conduct that would give rise to an offence under section 7 of the Bribery Act 2010 and applicable provisions under the FCPA; and

(e)
from time to time, at the reasonable request of the other party, it will confirm in writing that it has complied with its undertakings under clause 8.1(a) and clause 8.1(b) and will provide any information reasonably requested by the other party in support of such compliance.

8.2	Breach of any of the undertakings in this clause shall be deemed to be a material breach of the agreement.

9.	BUSINESS PLAN

9.1
The Business Plan is an annual business plan for the JVC prepared by management of the JVC, and approved by the Board, having regard to the Development Plans for each Discovery. The Business Plan shall include in relation to the Financial Year and relevant fiscal period to which it relates:

(c)	a cashflow statement giving:

(i)	an estimate of the working capital requirements;

(ii)	an estimate of the exploration, development and capital budget, and

(iii)
an indication of the amount (if any) that it is considered prudent to retain, for the purpose of meeting those requirements, out of those profits of the previous Financial Year that are available for distribution to shareholders;

(d)	a monthly projected profit and loss account;

(e)	an operating budget (including capital expenditure requirements) and balance sheet forecast;

(f)	a management report giving business objectives for the year; and

(g)
a financial report which shall include an analysis of the estimated results of the JVC for the previous Financial Year compared with the Business Plan for that year, identifying variations in sales, revenues, costs and other material items.

9.2	The Business Plan for every other Financial Year shall be:

(e)	prepared by the Board at least Sixty days before the end of the preceding Financial Year; and

(f)	adopted and approved by the Parties as soon as possible after it has been prepared.

10.	ACCOUNTING AND OTHER INFORMATION

10.1
The parties shall procure that the JVC shall at all times maintain accurate and complete accounting and other financial records including all corporation tax computations and related documents and correspondence with relevant tax authorities in accordance with the requirements of all applicable laws and generally accepted accounting principles of the United States of America, reconciled to generally accepted accounting principles as may be required to comply with applicable laws, rules and regulations.

10.2
Each party and its authorised representatives shall be allowed access at all reasonable times to examine the books and records of the JVC and to discuss the JVC's affairs with its directors and senior management.

10.3
The parties shall procure that the JVC shall supply each party with the financial and other information necessary to keep the party informed about how effectively the Business is performing and in particular shall supply each party with:

(c)	a copy of each year's Business Plan;

(d)
a copy of the audited accounts of the JVC prepared in accordance with the laws applicable in and the accounting standards, principles and practices generally accepted in the United States of America (reconciled as may be required by applicable law), within Three months of the end of the year to which the audited accounts relate; and

(e)
quarterly management accounts of the JVC to be supplied within Forty-five days of the end of the fiscal quarter to which they relate, including a profit and loss account, a balance sheet and a cashflow statement.

(f)
a copy of a report prepared by the JVC in respect of each Financial Year, demonstrating the implementation by the JVC of Adequate Procedures such report to be provided within Ninety days of the end of the Financial Year to which it relates.

10.4
The parties shall procure that the JVC shall, as soon as possible, comply with any request made by a party, to provide any documents, information and correspondence necessary (at the cost of the party making the request) to enable the relevant party to comply with filing, elections, returns or any other requirements of any relevant revenue or tax authority.

11.	DIVIDEND POLICY

11.1	The Parties agree that the JVC shall not declare, pay or make any dividend or other distribution until all loans made to the JVC by the parties have been repaid in full.

12.	TAX MATTERS

12.1
Unless the parties otherwise expressly agree in writing, the parties shall procure that all of the JVC's trading losses and all other amounts eligible for relief from taxation shall be carried by the JVC and not surrendered (wholly or partly) to the parties.

12.2
The legal and tax structure of each JVC Project will be determined by the parties in consultation with their tax, legal and accounting advisors.  The parties will use commercially reasonable efforts to structure the Joint Venture Business in a tax efficient manner. The parties may restructure JVC and its Business, after consultation with their tax, legal and accounting advisors, in a commercially reasonable manner to comply with and increase efficiencies under applicable tax, business and regulatory laws, regulations and requirements.

13.	DEADLOCK RESOLUTION

13.1	There is a deadlock if a resolution is proposed and one of the following applies:

(c)
at a properly convened meeting of Shareholders or of the Board there is no quorum at the meeting and no quorum at the meeting when it is reconvened following an adjournment, provided that the meeting, or adjourned meeting, is not inquorate because the person who proposed the resolution does not attend;

(d)
if a resolution to approve the matters set forth on Schedule 1 is not passed as a result of a failure to achieve unanimity or the required majority (as the case may be) and a party serves notice on the other party requiring the particular matter to be considered again at a special meeting of the Board or Shareholders of the JVC (as the case may be) (to be held no earlier than seven Business Days after the date of the notice of the special meeting), and at such meeting the resolution is again not passed due to a failure to achieve unanimity or the required majority, or because there is no quorum at the meeting and this occurs in respect of two or more of the matters specified in any three month period as a result of the same party voting against the resolution;

13.2	Either party may within 28 days of the meeting at which the deadlock arises serve notice on the other party (Deadlock Notice):

(k)	stating that in its opinion a deadlock has occurred; and

(l)	identifying the matter giving rise to the deadlock.

13.3	The parties undertake that they shall:

(a)	on the date of service of the Deadlock Notice, refer the matter giving rise to the deadlock to the chairman of the holding company of each party's Group for resolution; and

(b)	use all reasonable endeavours in good faith to resolve the dispute.

13.4
If the parties are unable to resolve a deadlock within 14 days from the date the deadlock matter is referred to the chairmen under clause 13.3 (Chairmen Resolution Period), the deadlock shall be mediated within 14 days from expiry of the Chairmen Resolution Period. The mediation shall take place in the City of London and shall be in English. The mediation shall be conducted before a single mediator to be agreed on by the parties. If the parties cannot agree on the mediator, each party shall select a mediator and such mediators shall together unanimously select a neutral mediator who will conduct the mediation. The parties shall equally bear the costs and expenses of the mediator.

14.	TRANSFER OF SHARES

14.1
No party shall create any Encumbrance over, transfer, or otherwise dispose of or give any person any rights in or over any share or interest in any share in the JVC unless it is permitted or required under this agreement, including Permitted Encumbrances as permitted in clause 6.7, or the Articles (as the case may be) and carried out in accordance with the terms of this agreement or the Articles (as the case may be). If a party transfers (or purports to transfer) any shares other than in accordance with this clause, it shall be deemed to have served a Transfer Notice.

14.2	A party may do anything prohibited by this clause if the other party has consented to it in writing.

14.3
Except as expressly provided in the Articles or this agreement, the parties shall procure that no transfer of shares shall be registered by the Board unless the transferee of such shares has executed and delivered a Deed of Adherence.

14.4
The parties shall procure that the JVC shall not issue any shares or other equity securities to any person, unless that person is a party to this agreement or has executed and delivered a Deed of Adherence.

14.5
Each party undertakes (in respect of the shares that it holds) to give, and to use its reasonable efforts to procure that shareholders in its Group give, the approvals required for any transfer of shares made in accordance with the Articles or this agreement (as the case may be).

14.6	On completion of a transfer of shares made in accordance with this agreement or the Articles (other than a transfer of shares made to a Permitted Transferee):

(a)
the party selling the shares shall deliver to the JVC the resignations of any directors appointed by the selling party, or remove the observer it has appointed to the Board in each case acknowledging that they have no claims against the JVC, to take effect at completion of the sale of the shares; and

(b)
the parties shall procure that the JVC shall repay any loans made to it by the party selling its shares (together with any interest accrued on such loans) and the parties shall use their best endeavours to procure that the party selling its shares is released from any guarantees, security arrangements and other obligations that it has given in respect of the JVC and its Business.

14.7	Notwithstanding the foregoing, the parties shall be entitled to make Permitted Transfers, including:

(a)	inter-company transfers;

(b)	restructuring the JVC for tax efficiency, legal and regulatory purposes;

(c)	raising funds subject to the security of the Shares as collateral in accordance to clause 6.7

14.8
OJV Holding shall not transfer any of its shares in the JVC at any time prior to Commercialization save to the extent that such transfer is permitted pursuant to clause 6.7 or pursuant to Article 16, 17, 19 or 20.

15.	TERMINATION AND LIQUIDATION

15.1	Subject to clause 15.2, this agreement shall terminate:

(c)	when one party ceases to hold any shares in the JVC;

(d)
when a resolution is passed by shareholders or creditors, or an order is made by a court or other competent body or person instituting a process that shall lead to the JVC being wound up and its assets being distributed among the JVC's creditors, shareholders or other contributors;

(e)	the loss of all Licenses; or

(f)	upon agreement or consent of all holders of Shares.

15.2	On termination of this agreement, the following clauses shall continue in force:

(a)	Clause 1 (interpretation);

(b)	Clause 7 (restrictions on parties);

(c)	Clause 8 (anti-corruption)

(d)	Clause 12 (tax matters);

(e)	this clause;

(f)	Clause 18 (confidentiality);

(g)	Clause 22 (assignment and other dealings);

(h)	Clause 23 (entire agreement);

(i)	Clause 24 (variation and waiver);

(j)	Clause 25 (costs);

(k)	Clause 26 (no partnership or agency);

(l)	Clause 27 (notices);

(m)	Clause 28 (severance);

(n)	Clause 33 (language); and

(o)	Clause 34 (governing law and jurisdiction).

15.3
Termination of this agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

15.4	If this agreement terminates each party shall, if requested by the other, procure that the name of the JVC is changed to avoid confusion with the name of the party making the request.

15.5
If the agreement terminates under clause 15.1(a) as a result of OJV Holding ceasing to hold shares in the JVC, the Operating Agreement shall remain in force for a period of 12 months after the termination of the agreement.

15.6
Where, following an event referred to in clause 15.1(b), the JVC is to be wound up and its assets distributed, the parties shall agree a suitable basis for dealing with the interests and assets of the JVC and shall endeavour to ensure that, before dissolution:

(d)	all existing contracts of the JVC are performed to the extent that there are sufficient resources;

(e)	the JVC shall not enter into any new contractual obligations;

(f)	the JVC's assets are distributed as soon as practical; and

(g)
any assets transferred to the JVC pursuant to the business transfer agreement shall be returned to SJV Holding or as SJV Holding directs and any assets transferred to the JVC pursuant to the Licence shall be returned to OJV Holding or as OJV Holding directs.

16.	COMPLETION OF THE SALE AND PURCHASE OF SHARES IN THE JVC

16.1	On completion of a transfer shares made in accordance with this agreement or the Articles the party selling the shares (Transferor) shall:

(p)
execute and deliver a transfer of the shares to the party purchasing the shares (Transferee), together with the relevant certificate(s) or an indemnity, in a form reasonably satisfactory to the Transferee, in respect of any lost certificate, together, in either case, with such other evidence (if any) as the Transferee may reasonably require to prove good title to the shares or enable it to be registered as the holder of the shares;

(q)	warrant that it has no right to require the JVC to issue it with any share capital or other securities and that no Encumbrance affects any unissued shares or other securities of the JVC;

(r)	warrant that it is selling the shares with full title guarantee; and

(s)
warrant that no commitment has been given to create an Encumbrance affecting the shares being sold (or any unissued shares or other securities of the JVC) and that no person has claimed any rights in respect thereof.

16.2
At completion the party obliged to make payment for the transfer of the shares shall make the payment by cash or bank check drawn on immediately available funds to the other party or its lawyers (who have been irrevocably authorised to receive it).

16.3
The parties shall procure the registration (subject to due stamping by the transferor) of the transfer of shares in the JVC pursuant to this clause and each of them consents to such transfer and registration pursuant to this agreement and the Articles.

16.4	Neither party is obliged to complete the purchase of any of the shares being sold unless the purchase of all the shares being sold is completed simultaneously.

16.5
If either party fails to complete the transfer of shares as required under this clause, the chairman of the JVC (or, failing him, one of the other directors, or some other person nominated by the party subjected to the other party’s failure to complete the transfer (Nominee)) may, as agent on behalf of the nominating party:

(h)	complete, execute and deliver in the name of the Nominee all documents necessary to give effect to the transfer of the relevant shares to the nominating party; and

(i)	receive the purchase price and give a good discharge for it.

17.	STATUS OF THE AGREEMENT

17.1
Each party shall, to the extent that it is able to do so, exercise all its voting rights and other powers in relation to the JVC to procure that the provisions of this agreement are properly and promptly observed and given full force and effect according to the spirit and intention of the agreement.

17.2	If there is an inconsistency between any of the provisions of this agreement and the provisions of the Articles, the provisions of this agreement shall prevail.

17.3
The Parties shall, when necessary, exercise their powers of voting and any other rights and powers they have to amend, waive or suspend a conflicting provision in the Articles to the extent necessary to permit the JVC and its Business to be administered as provided in this agreement.

18.	CONFIDENTIALITY

18.1	In this clause, Confidential Information means any information (however recorded or preserved) which:

(a)
either party may have or acquire (whether before or after the date of this agreement) in relation to the Business, including but not limited to the license applications, business, assets or affairs or plans, intentions or market opportunities and the operations, processes, technical information, know-how, designs, trade secrets or other proprietary information of the JVC (including, without limitation, any information provided pursuant to clause 10); or

(b)
either party or any member of its Group may have or acquire (whether before or after the date of this agreement) in relation to the Business, including but not limited to the license applications, business, assets or affairs or plans, intentions or market opportunities and the operations, processes, technical information, know-how, designs, trade secrets or other proprietary information of the other party or any member of the other party's Group, as a consequence of the negotiations relating to this agreement or any other agreement or document referred to in this agreement or the performance of the agreement or any other agreement or document referred to in this agreement; or

(c)	relates to the contents of this agreement (or any agreement or arrangement entered into pursuant to this agreement), but excludes the information in clause 18.2.

18.2	Information is not Confidential Information if:

(c)	it is or becomes generally available to the public (other than as a result of its disclosure in breach of this agreement); or

(d)
either party can establish to the reasonable satisfaction of the other party that it found out the information from a person not connected with the other party or its Group and that the such person is not under any obligation of confidence in respect of the information; or

(e)
either party can establish to the reasonable satisfaction of the other party that the information was known to the first party before the date of this agreement and that it was not under any obligation of confidence in respect of the information; or

(f)	the parties agree in writing that it is not confidential.

18.3
Each party shall at all times keep confidential (and use all reasonable endeavours to ensure that its employees, agents, subsidiaries, and the employees and agents of such subsidiaries, and the JVC shall keep confidential) any Confidential Information and shall not use such Confidential Information except for the purpose of exercising or performing its rights and obligations under this agreement, and shall not disclose such Confidential Information except:

(j)
to another member of the SJV Holding Group or OJV Holding Group as the case may be, or to a Party's professional advisers where such disclosure is for a purpose related to the operation of this agreement; or

(k)	with the written consent of such of the JVC or the party or any member of its Group that the information relates to; or

(l)
as may be required by law or by the rules of any recognised stock exchange, or governmental or other regulatory authority or by a court or other authority of competent jurisdiction, provided that, to the extent it is legally permitted to do so, it gives the other Party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other Party in relation to the content of such disclosure; or

(m)
a Party may, provided it has reasonable grounds to believe that the other party is involved in activity that may constitute a criminal offence under the Bribery Act 2010 or the FCPA, as applicable, disclose Confidential Information to the Serious Fraud Office without first informing the other party of such disclosure; or

(n)	to any tax authority to the extent reasonably required for the purposes of the tax affairs of the Party concerned or any member of its Group.

18.4
Each party shall inform (and shall use all reasonable endeavours to procure that any subsidiary and the JVC shall inform) any officer, employee or agent or any professional adviser advising it in relation to the matters referred to in this agreement, or to whom it provides Confidential Information, that such information is confidential and shall require them:

(a)	to keep it confidential; and

(b)	not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this agreement).

18.5
On termination of this agreement, each party shall (and shall use all reasonable endeavours to procure that its subsidiaries, and its officers and employees and those of its subsidiaries and the JVC shall):

(a)	return to the other party all documents and materials (and any copies) containing, reflecting, incorporating or based on the other party's Confidential Information; and

(b)
erase all the other party's Confidential Information from computer and communications systems and devices used by it, including such systems and data storage services provided by third parties (to the extent technically practicable), provided that a recipient party (and/or the JVC, as the case may be) may retain documents and materials containing, reflecting, incorporating or based on the other party's Confidential Information to the extent required by law or any applicable governmental or regulatory authority.

18.6	The provisions of this clause 18 shall continue to apply after termination of this agreement for any cause.

19.	ANNOUNCEMENTS

19.1
Subject to clause 19.2 and clause 19.3, no Party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning this agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed). The Parties shall consult together on the timing, contents and manner of release of any announcement.

19.2
Where an announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the Party required to make the announcement shall promptly notify the other Parties. The Party concerned shall make all reasonable attempts to agree the contents of the announcement before making it.

19.3	On the signing of this agreement the parties shall issue a joint announcement about the formation of the JVC in agreed form.

20.	WARRANTIES

20.1
Each Party warrants and represents to the other that, at the date of this agreement, the JVC has not carried on any business, has no assets or liabilities, has no employees and is not a party to any contracts except this agreement.

20.2	Each Party warrants and represents to the other party that:

(c)	it is a corporation of good standing, duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation;

(d)
it has full power and authority and has obtained all necessary authorities and consents to enter into and perform its obligations under this agreement and such other agreements and arrangements referred to in this agreement; and

(e)
the signing of this agreement and the performance of its obligations under this agreement and the other agreements and arrangements referred to in this agreement will not result in a breach of any other agreement or arrangement to which it is a party, nor give rise to any right of termination of any other agreement or arrangement to which it is a party.

21.	FURTHER ASSURANCE
At its own expense each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as the other Party may reasonably require from time to time for the purpose of giving full effect to this agreement.

22.	ASSIGNMENT AND OTHER DEALINGS

22.1
Subject to any rights to the contrary as expressly set out in this agreement, no Party shall assign, transfer, mortgage, charge, sub-contract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it) without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed).

22.2	Each Party confirms that it is acting on its own behalf and not for the benefit of any other person.

23.	ENTIRE AGREEMENT

23.1
This agreement (together with any documents referred to in it) constitute the entire agreement between the Parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to their subject matter.

23.2
Each Party acknowledges that in entering into this agreement (and any documents referred to in it), it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement or those documents.

23.3	Nothing in this clause shall limit or exclude any liability for fraud.

24.	VARIATION AND WAIVER

24.1	No variation of this agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

24.2
A waiver of any right or remedy under this agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

24.3
A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

24.4	No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

24.5
A person that waives any right or remedy provided under this agreement or by law in relation to one person, or takes or fails to take any action against that person, does not affect its rights or remedies in relation to any other person.

25.	COSTS
Except as expressly provided in this agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this agreement (and any documents referred to in it).

26.	NO PARTNERSHIP OR AGENCY
Nothing in this agreement is intended to, or shall be deemed to, establish any partnership between the Parties or constitute any party the agent of another Party.

27.	NOTICES

27.1	A notice given to a Party under or in connection with this agreement:

(a)	shall be in writing and in English;

(b)	shall be signed by or on behalf of the Party giving it;

(c)
shall be sent to the relevant Party for the attention of the contact and to the address or fax number specified in clause 27.2, or such other address, fax number or person as that Party may notify to the other in accordance with the provisions of this clause 27; and

(d)	shall be:

(i)	delivered by hand; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first class post, recorded delivery or special delivery; or

(iv)	sent by airmail or reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); or

(v)	sent by e-mail to an e-mail address notified by the relevant Party to the other Party for such purpose (if the notice is served or given under any of clause 5.5 to clause 5.11); and

(e)	unless proved otherwise is deemed received as set out in clause 27.4.

27.2	The addresses and fax numbers for service of notices are:

(a)	SJV Holding

(i)	name: Sky Petroleum UK Limited

(ii)	address: 401 Congress Avenue, Suite 1540, Austin, Texas, United States of America

(iii)	for the attention of: Karim Jobanputra

(iv)	fax number: +44 207 581 1317

(b)	OJV Holding

(i)	name: SO Ventures Ltd

(ii)	address: 8 Ballycrochan Park, Bangor, County Down United Kingdom BT19 7LH

(iii)	for the attention of: Bernard McEvoy

(iv)	fax number: +44 207 815 6100

(c)	JVC

(vi)	name: Hyde Resources Ltd

(vii)	address: 8 Ballycrochan Park, Bangor, County Down, United Kingdom BT19 7LH

(viii)	for the attention of: Karim Jobanputra

(ix)	fax number: +44 207 581 1317

(d)	SKY

(i)	name: Sky Petroleum, Inc.

(ii)	address: 401 Congress Avenue, Suite 1540, Austin, Texas, United States of America

(iii)	for the attention of: Karim Jobanputra

(iv)	fax number: +44 207 581 1317

27.3
A Party may change its details for service of notices as specified in clause 27.2 by giving notice to the other Parties, provided that the address for service is an address in the United Kingdom following any change. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

(a)	the date (if any) specified in the notice as the effective date for the change; or

(b)	five Business Days after deemed receipt of the notice.

27.4	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

(a)	if delivered by hand, on signature of a delivery receipt; or

(b)	if sent by fax, at the time of transmission; or

(c)	if sent by pre-paid first class post, recorded delivery or special delivery to an address in the United Kingdom, at 9.00 am on the fifth Business Day after posting; or

(d)	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting; or

(e)	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt; or

(f)	if sent by e-mail, twenty-four hours after the notice was sent; and

(g)
if deemed receipt under the previous paragraphs of this clause 27.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

27.5	To prove service, it is sufficient to prove that:

(a)	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or

(b)	if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number; or

(c)	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted; or

(d)	if sent by e-mail, the notice was properly addressed and sent to the e-mail address of the recipient.

27.6	This clause 27 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

28.	SEVERANCE

28.1
If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

29.	THIRD PARTY RIGHTS

29.1
Except as expressly provided in clause 7 and clause 18 or elsewhere in this agreement, a person who is not a Party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

29.2	The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any person.

30.	COUNTERPARTS

30.1	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

30.2	Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by:

(e)	fax; or

(f)	e-mail (in PDF, JPEG or other agreed format),
shall take effect as delivery of an executed counterpart of this agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each Party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

30.3	No counterpart shall be effective until each Party has executed at least one counterpart.

31.	RIGHTS AND REMEDIES
Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

32.	INADEQUACY OF DAMAGES
Without prejudice to any other rights or remedies that a Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of clause 7 or clause 18 by that Party. Accordingly, the other Party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 7 or clause 18 of this agreement.

33.	LANGUAGE
If this agreement is translated into any language other than English, the English language version shall prevail.

34.	GOVERNING LAW AND JURISDICTION

34.1
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

34.2
Each Party irrevocably agrees that, subject to the dispute resolution procedures expressly set out herein, the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

35.	GUARANTEE AND INDEMNITY

35.1
In consideration of OJV Holding entering into this agreement, SKY guarantees to OJV Holding the due and punctual performance of all obligations of SJV Holding under or in connection with this agreement if and when they become performable in accordance with the terms of this agreement (Guaranteed Obligations).

35.2
SKY as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under clause 35.1 agrees to indemnify and keep indemnified OJV Holding in full and on demand from and against all and any losses, costs and expenses suffered or incurred by OJV Holding arising out of, or in connection with:

(a)	any failure of SJV Holding to perform or discharge the Guaranteed Obligations; or

(b)
any of the Guaranteed Obligations being or becoming totally or partially unenforceable by reason of illegality, incapacity, lack or exceeding of powers, ineffectiveness of execution or any other matter, but SKY's obligations or liability under this indemnity shall be no greater than SJV Holding's obligations or liability under this agreement was (or would have been, had the relevant obligation been fully enforceable)..

35.3
This guarantee is a continuing guarantee which shall remain in full force and effect until all the Guaranteed Obligations have been satisfied or performed in full, notwithstanding any intermediate satisfaction or performance of the Guaranteed Obligations by SJV Holding, SKY or any other person.

35.4
The liability of SKY under this guarantee shall not be reduced, discharged or otherwise adversely affected by any act, omission, matter or thing which would have discharged or affected the liability of SKY had it been a principal obligor instead of a guarantor, or indemnifier, or by anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge SKY or otherwise reduce or extinguish its liability under this guarantee.

35.5
SKY waives any right it may have to require OJV Holding (or any trustee or agent on its behalf) to proceed against or enforce any other right or claim for payment against any person before claiming from SKY under this guarantee.

35.6
SKY authorises SJV Holding to agree and enter into any addendum or variation to this agreement, and agrees to guarantee the due and punctual performance of the Guaranteed Obligations as so amended or varied in accordance with the terms of this clause.

35.7	SKY represents and warrants to OJV Holding that:

(a)	SKY has all requisite power and authority, and has taken all necessary corporate action, to enable it to enter into and perform this clause;

(b)	its obligations under this clause shall, when executed, constitute legal, valid, and binding obligations enforceable in accordance with the terms of this clause;

(c)	SKY does not require the consent, approval or authority of any other person to enter into or perform its obligations under this clause;

(d)	SKY's entry into and performance of this guarantee will not, insofar as Sky is aware, constitute any breach of or default under any contractual, governmental or public obligation binding on it; and

(e)
SKY is not engaged in any litigation or arbitration proceedings which might have an effect on its capacity or ability to perform its obligations under this guarantee and to the best of its knowledge no such legal or arbitration proceedings have been threatened or are pending against it.

35.8	Any waiver of any right under this clause is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given.

35.9
No failure to exercise or delay in exercising any right or remedy provided under this clause or by law constitutes a waiver of such right or remedy, nor shall it prevent or restrict any future exercise or enforcement of such right or remedy.

35.10	No single or partial exercise of any right or remedy under this clause shall prevent or restrict the further exercise of that or any other right or remedy.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1	Matters reserved for shareholder approval

1.	Altering in any respect the Articles or the rights attaching to any of the shares in the JVC.

2.
Increasing the amount of the JVC's issued share capital except as provided in this agreement, granting any option or other interest (in the form of convertible securities or in any other form) over or in its share capital, redeeming or purchasing any of its own shares or effecting any other reorganisation of its share capital.

3.	Passing any resolution for its winding up or presenting any petition for its administration other than in accordance with this agreement (unless it has become insolvent).

4.	Changing the nature of the JVC's Business or commencing any new business by the JVC which is not ancillary or incidental to the Business.

Schedule 2	Deed of adherence

Signed by KARIM JOBANPUTRA            .......................................
for and on behalf of                    Director
SKY PETROLEUM UK LIMITED
In the presence of:-

.......................................        Witness

.......................................        Name of Witness

.......................................        Address of Witness

.......................................        Occupation of Witness

Signed by TERENCE BRANNIGAN            .......................................
for and on behalf of                    Director
SO VENTURES LTD
In the presence of:-

.......................................        Witness

.......................................        Name of Witness

.......................................        Address of Witness

.......................................        Occupation of Witness

Signed by KARIM JOBANPUTRA            .......................................
for and on behalf of                    Director
HYDE RESOURCES LTD.
In the presence of:-

.......................................        Witness

.......................................        Name of Witness

.......................................        Address of Witness

.......................................        Occupation of Witness

Signed by KARIM JOBANPUTRA            .......................................
for and on behalf of SKY PETROLEUM, INC.        Director
In the presence of:-

.......................................        Witness

.......................................        Name of Witness

.......................................        Address of Witness

.......................................        Occupation of Witness

4817-5624-6805